October 10, 2012	Trading Symbols: LXRP: OTCQB
Release #2012-16	LXX: CNSX

Lexaria Delivers Record-High Oil Production for Fiscal Year

Vancouver, BC—Lexaria Corp (LXRP-OTCQB) (LXX-CNSX) (the "Company" or "Lexaria") is pleased to report that it will deliver record-high oil production and revenue in the fiscal year that will end October 31, 2012.

The Belmont Lake oil field has produced ~43,742 barrels of oil from November 1, 2011, to October 8, 2012. For the 2012 fiscal year ending Oct 31, 2012, Lexaria expects the field to produce over 47,000 barrels. This exceeds the ~42,890 barrels produced during the 2011 fiscal year.

During the fourth quarter of 2011, the field produced ~111 barrels of oil per day. During the fourth quarter of 2012, the field is producing at ~190 barrels per day.

Lexaria is also pleased to report that it has been experiencing a significant improvement in the price it is receiving for its oil. Macroeconomic and transportation conditions are such that Lexaria has been receiving a premium of ~16% to WTI pricing during the fourth quarter. This compares to having received a ~4% reduction to WTI pricing as recently as the 2011 fiscal year. Together, the premium pricing combined with the higher oil production rates are leading to significant improvements in monthly cash flows.

“Unlike certain mid-continent locations where oil transport remains a challenge, we are very fortunate to enjoy excellent infrastructure that is contributing to the premium pricing we are receiving for our oil,” said Lexaria President Chris Bunka.

If current trends continue, Lexaria expects another record-breaking year of oil production and cash flows, in 2013. Meanwhile, Lexaria is investigating all avenues at how to best develop its assets and create increases in shareholder value.

All production figures are unaudited, subject to revision and provided by the Operator, and normal production declines should be expected. Slight variations from audited production volumes should be expected. Lexaria has a 42% WI in wells 12-1 and 12-3 and a 50% WI in wells 12-4 and 12-5.

About Lexaria

Lexaria’s shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka CEO/Chairman
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favorable for field work; no assurance that well treatments or workovers will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that any expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions including but not limited to surface flooding can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Oil well production rates naturally decrease over time. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.